Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS STRONG SALES AND EARNINGS GROWTH IN FISCAL 2016 SECOND QUARTER

— CONSTANT CURRENCY EARNINGS PER SHARE RISE 18%

ON 8% NET SALES GROWTH, BEFORE CHARGES —

New York, NY, February 5, 2016 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.12 billion for its second quarter ended December 31, 2015, a 3% increase compared with $3.04 billion in the prior-year quarter.  Net earnings increased 2% to $446.2 million, compared with $435.7 million last year, and diluted net earnings per common share increased 5% to $1.19, compared with $1.13 reported in the prior year.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.11.  Excluding the impact of foreign currency translation, net sales increased 8% and diluted net earnings per common share rose 15%.

During the fiscal 2016 second quarter, the Company recorded charges of $18.5 million ($12.4 million after tax), equal to $.03 per share in connection with its initiative to transform its global technology infrastructure.  Excluding these charges, net earnings for the three months ended December 31, 2015 were $458.6 million, and diluted net earnings per common share were $1.22.  Before charges and the impact of foreign currency translation, diluted net earnings per common share rose 18%.

Fabrizio Freda, President and Chief Executive Officer, said, “Our strategy of portfolio diversification and our agility to reallocate resources to the best opportunities enabled us to deliver excellent second quarter sales and earnings.  Our strong constant currency sales growth reflects our ability to effectively anticipate key consumer and market trends, including greater demand for products in the fast-growing prestige makeup category and luxury beauty tier, and the importance of a strong and growing online presence.  In the holiday season, our brands achieved outstanding results from their e-commerce businesses, as well as the gift sets, services, sampling and events they offered at retail.

“While economic and geopolitical volatility creates challenges, the balance and diversity of our brand portfolio, distribution channels and markets mitigate reliance on any one part of our business.  We believe these important characteristics, along with the strength of our underlying fundamentals, our winning innovation and the increasing efficiency of our business model position us well for continued success.

“In the second half of the fiscal year, we will continue to fuel our growth momentum with strategic investments to build upon our strengths, capabilities and infrastructure to further enhance our long-term competitive advantage.  We expect to continue to outperform global prestige beauty and we are raising the bottom of our full fiscal year constant currency sales growth estimate to between 7% and 8%.  In light of market challenges, expected continued currency headwinds and our decision to invest in sustaining our growth momentum, we are maintaining our forecasted adjusted constant currency earnings per share growth estimate of 10% to 12%, before charges, for the 2016 fiscal year.”

Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Results by Product Category

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis
Skin Care	$1,232.2	$1,274.4	(3)%	2%	$309.2	$317.1	(2)%
Makeup	1,251.2	1,176.2	6	13	260.8	253.4	3
Fragrance	470.6	439.7	7	12	53.2	47.5	12
Hair Care	149.0	137.1	9	14	19.9	16.2	23
Other	21.8	17.1	27	28	4.8	(1.4)	100 +
Subtotal	3,124.8	3,044.5	3	8	647.9	632.8	2
Charges associated with restructuring activities	—	—			(18.5)	—
Total	$3,124.8	$3,044.5	3%	8%	$629.4	$632.8	(1)%

Net sales and operating income in each of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 11%.

Skin Care

•                  Reported skin care net sales decreased due to the unfavorable impact of foreign currency translation.

•                  In constant currency, Estée Lauder skin care net sales increased primarily due to recent product launches such as New Dimension and Re-Nutriv Ultimate Diamond eye crème.  Lower sales from Clinique reflect a difficult comparison with greater launch activity in the prior-year period.

•                  Contributing to the category’s sales were strong gains from La Mer, one of the Company’s luxury skin care brands, and from Origins, as well as incremental sales from recent acquisitions.

•                  Operating income decreased, primarily reflecting lower results from Estée Lauder, partially offset by higher results from La Mer.

Makeup

•                  Higher makeup sales were primarily driven by excellent growth from the Company’s makeup artist brands and strong double-digit growth from Smashbox and Tom Ford.  These sales increases resulted from new product offerings, as well as expanded distribution in a number of channels, including freestanding retail stores, travel retail and specialty multi-brand retailers.

•                  Estée Lauder had higher sales from product lines such as Pure Color Envy and Double Wear, that were offset by unfavorable foreign currency translation.  Clinique posted higher makeup sales, reflecting new product offerings such as Beyond Perfecting foundation + concealer and Clinique Pop Lip colour + primer.

•                  The Company’s makeup category is experiencing strong growth in product areas such as lipsticks and foundations, as well as increased prestige makeup usage in Asia.

•                  The increase in makeup operating income was primarily due to higher results from certain makeup brands and the Estée Lauder brand.

Fragrance

•                  In fragrance, the sales increase primarily reflected strong double-digit gains from luxury brands Jo Malone London and Tom Ford and incremental sales from recent acquisitions.  The sales growth is attributable to new product launches and expanded distribution.

•                  Higher net sales from Jo Malone London were due to expanded distribution in department stores and the travel retail channel, the launch of Mimosa & Cardamom, and strong growth from existing fragrances.  Increased sales from Tom Ford were primarily due to the success of the Tom Ford Noir line of fragrances.

•                  Fragrance operating income increased, reflecting higher results from luxury fragrance brands, partially offset by lower results from Estée Lauder.

Hair Care

•                  The hair care category’s growth benefited from expanded global distribution, primarily in salons, freestanding stores and travel retail for Aveda and from specialty-multi brand retailers for Bumble and bumble.

•                  Hair care also reflects incremental sales from new product launches such as Shampure dry shampoo and the Thickening Tonic by Aveda.

•                  Hair care operating income increased, reflecting the higher net sales.

Results by Geographic Region

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2015	2014	Reported Basis	Constant Currency	2015	2014	Reported Basis

The Americas	$1,227.0	$1,201.4	2%	4%	$107.8	$120.8	(11)%
Europe, the Middle East & Africa	1,268.4	1,211.5	5	13	386.5	355.2	9
Asia/Pacific	629.4	631.6	0	6	153.6	156.8	(2)
Subtotal	3,124.8	3,044.5	3	8	647.9	632.8	2
Charges associated with restructuring activities	—	—			(18.5)	—
Total	$3,124.8	$3,044.5	3%	8%	$629.4	$632.8	(1)%

The Americas

•                 Sales in North America increased, reflecting growth from most brands.  New product introductions and expanded distribution contributed to double-digit gains from Smashbox, Tom Ford and Jo Malone and solid growth from Aveda.  Clinique posted gains in makeup and fragrance and Estée Lauder had growth in skin care.  Sales in the Company’s online business grew strong double digits.  The net sales growth also included incremental sales from the Company’s fiscal 2015 acquisitions.

•                 In constant currency, sales in Canada and Latin America rose double-digits.  The strong growth in Latin America was led by Brazil and Mexico, due to expanded distribution of M•A•C.  On a reported basis, these results were significantly impacted by adverse foreign currency translation.

•                 Operating income in the Americas declined due to the significant negative impact of foreign currency translation.   The operating results also reflect higher selling, advertising, merchandising, sampling and store operating costs related to retail store openings, product launches, and in-store promotional activities, as well as an increase in product development and research and development expenses.

Europe, the Middle East & Africa

•                  All countries recorded constant currency sales growth, with virtually all posting double-digit increases, led by the United Kingdom, Germany and Italy, and a number of emerging markets, including Russia, Turkey and the Middle East.

•                  The Company estimates that it continued to outperform prestige beauty in most markets in the region.

•                  In travel retail, net sales increased on new launch initiatives, global airline passenger traffic growth and expanded distribution.  The mix of travelers and their consumption is affected by the softness of certain key foreign currencies.

•                  Foreign currency translation reduced reported sales by approximately $100 million or 8%, due to the strength of the U.S. dollar in relation to virtually all currencies in the region, with the largest impact affecting Russia, the United Kingdom, Germany and South Africa.

•                  Operating income increased, with higher operating results posted in travel retail, Germany, the United Kingdom, the Middle East, Switzerland and Italy.  Lower operating results were recorded primarily in France and Russia.

Asia/Pacific

•                  Sales in constant currency increased in every country, except Hong Kong, with double-digit growth in Australia, the Philippines, Singapore and New Zealand.  Strong constant currency sales gains were recorded in China, Korea and Japan.  The higher sales in China reflected sales gains in most brands, due to continued distribution expansion and increased online activity.

•                  In Hong Kong, the reduction in tourism from China continues to negatively impact business, particularly for the Estée Lauder, Clinique and La Mer brands.  The Company remains cautious of the near-term slower growth there.

•                  Foreign currency translation unfavorably impacted reported sales by 6% due to the strength of the U.S. dollar in relation to most currencies in the region, with the largest impact affecting Australia, China and Korea.

•                  In Asia/Pacific, operating income decreased, due to the negative impact of foreign currency translation.  Lower results were reported in Hong Kong, China and Thailand.  The lower results in Hong Kong were primarily due to the lower sales, and in China, attributable to increased advertising, merchandising and sampling costs to support certain existing products.

These lower results were partially offset by higher operating income in Australia, Japan and the Philippines.

Six-Month Results

•                  For the six months ended December 31, 2015, the Company reported net sales of $5.96 billion, a 5% increase compared to $5.68 billion in the comparable prior-year period.  Net earnings were $755.5 million, a 14% increase compared with $663.8 million in the same period last year, and diluted net earnings per common share increased 17% to $2.00 compared with $1.71 reported in the prior-year period.  For the six months ended December 31, 2015, the negative impact of foreign currency translation on diluted net earnings per common share was $.22.  Excluding the impact of foreign currency translation, net sales increased 11% and diluted net earnings per common share rose 30%.  Net sales in constant currency grew in each of the Company’s geographic regions and product categories.

•                  The fiscal 2016 six-month results include charges of $18.5 million ($12.4 million after tax), equal to $.03 per share in connection with the Company’s initiative to transform its global technology infrastructure.  Excluding these charges, net earnings for the six months ended December 31, 2015 were $767.9 million, and diluted net earnings per common share were $2.03.

•                  The fiscal 2016 six-month comparison with the prior-year period was favorably impacted by the acceleration of sales orders from certain retailers of approximately $178 million in connection with the Company’s rollout of its last major wave of its Strategic Modernization Initiative (SMI) in July 2014 in certain of its locations.  Those orders would have occurred in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.

•                  Before the impact of the charges and accelerated orders, net sales and earnings per share in constant currency for the six months ended December 31, 2015 increased 8% and 17%, respectively.

Cash Flows from Operating Activities

•                  For the six months ended December 31, 2015, net cash flows provided by operating activities was $962.3 million, compared with $993.7 million in the prior year.

•                  The change resulted from the impact of the accelerated sales orders in the prior year in connection with the Company’s July 2014 SMI implementation, which created unfavorable changes in certain working capital components.  These decreases were partially offset by higher net earnings this year and an increase in accrued liabilities.

•                  Before the impact of the accelerated orders, the Company’s net cash flows provided by operating activities increased 17%.

Outlook for Fiscal 2016 Third Quarter and Full Year

Global prestige beauty is estimated to continue to generate solid growth; however, volatility and economic challenges are slowing the pace of market growth in Hong Kong, China and several emerging markets. The Company’s growth has outpaced global prestige beauty and is expected to continue growing faster than the industry, demonstrating the Company’s ability to navigate volatility.  The Company expects to increase targeted investment spending, particularly in the fiscal 2016 third quarter compared with the prior year, behind areas with good momentum or with opportunities for share gains, as well as the capabilities to sustain future growth.  The Company also expects to leverage its strong sales growth, continue to reduce non-value-added costs and increase its cash flow from operations.

The comparison of the Company’s fiscal 2016 full-year results with the prior-year period will be affected by the previously mentioned July 2014 accelerated orders.

As previously announced, the Company has an ongoing initiative to upgrade and modernize its   global technology infrastructure, which is expected to result in related restructuring and other charges of between $40 million to $50 million in fiscal 2016 and generate a positive return on investment.

Third Quarter Fiscal 2016

•                  Net sales are forecasted to increase between 2% and 3% versus the prior-year period.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 4%.

•                  Net sales are forecasted to increase between 6% and 7% in constant currency.

•                  The Company’s recent acquisitions are forecasted to contribute approximately 70 basis points to the Company’s overall sales growth in its fiscal 2016 third quarter.  Acquisitions are estimated to dilute earnings per share by approximately $.02.

•                  Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be between $.50 and $.55.

•                  The Company expects to take charges associated with restructuring activities in its fiscal 2016 third quarter of about $16 million, equal to approximately $.03 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.53 and $.58.

•                  The approximate 4% negative currency impact on the sales growth equates to about $.03 of earnings per share.  On a constant currency basis and before restructuring charges, diluted earnings per share are expected to decrease 15% to 22%, reflecting the Company’s planned strategic investments to fuel growth momentum.

Full Year Fiscal 2016

•                  Net sales are forecasted to increase between 4% and 5% versus the prior-year period.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 5%.

•                  Net sales are forecasted to grow between 9% and 10% in constant currency.

•                  The accelerated retailer orders will affect the comparison between the fiscal 2016 and fiscal 2015 full year sales by approximately 2%.

•                  Net sales adjusting for the effect of the accelerated retailer orders are forecasted to grow between 7% and 8% in constant currency.

•                  The Company’s recent acquisitions are forecasted to contribute approximately 50 basis points to the Company’s overall sales growth.  Acquisitions are estimated to dilute earnings per share by approximately $.04.

•                  Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be between $2.98 and $3.05.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2016 of between $40 million to $50 million, equal to $.07 to $.09 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.07 to $3.12.

•                  The approximate 5% negative currency impact on the sales growth equates to about $.29 of earnings per share.  On a constant currency basis and adjusting for restructuring charges and the effect of the accelerated retailer orders, diluted earnings per share are expected to grow between 10% and 12%.

	Year Ending June 30, 2016 (F)						Diluted Earnings Per Share
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Twelve Months June 30
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016 (F)		2015
Forecast / actual results including charges and the fiscal 2015 accelerated retailer orders	4-5	%(1)	9-10%	6-8	%(1)	16-18%	$2.98 - $3.05	(1)	$2.82	(1)
Non-GAAP
Restructuring charge	—		—	3%		3%	.07-.09
Venezuela charge	—		—	—		—	—		.01
Impact of fiscal 2015 accelerated orders	~(2)%		~(2)%	~(8)-(9)%		~(9)%	—		.21
Forecast / actual results excluding charges and the fiscal 2015 accelerated retailer orders	2-3%		7-8%	1-2%		10-12%	$3.07 - $3.12		$3.05
Impact of foreign currency on earnings per share							.29
Forecasted constant currency earnings per share							$3.36 - $3.41

(1) Represents GAAP.

(F) Represents forecast

Amounts may not sum due to rounding.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2016 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 35830757).  The call will also be webcast live at http://investors.elcompanies.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2016 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle and GLAMGLOW.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2015	2014	Change	2015	2014	Change

Net Sales	$3,124.8	$3,044.5	3%	$5,959.5	$5,675.5	5%
Cost of Sales	589.0	573.1		1,166.2	1,109.7
Gross Profit	2,535.8	2,471.4	3%	4,793.3	4,565.8	5%

Gross Margin	81.2%	81.2%		80.4%	80.4%

Operating expenses:
Selling, general and administrative	1,887.9	1,838.6		3,692.2	3,585.0
Restructuring and other charges (A)	18.5	—		18.5	—
	1,906.4	1,838.6	4%	3,710.7	3,585.0	4%

Operating Expense Margin	61.0%	60.4%		62.2%	63.1%

Operating Income	629.4	632.8	(1)%	1,082.6	980.8	10%

Operating Income Margin	20.2%	20.8%		18.2%	17.3%

Interest expense	17.0	15.0		34.1	29.8
Interest income and investment income, net	3.2	3.8		6.2	5.4
Earnings before Income Taxes	615.6	621.6	(1)%	1,054.7	956.4	10%

Provision for income taxes	167.2	183.9		295.5	289.5
Net Earnings	448.4	437.7	2%	759.2	666.9	14%

Net earnings attributable to noncontrolling interests	(2.2)	(2.0)		(3.7)	(3.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$446.2	$435.7	2%	$755.5	$663.8	14%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.21	$1.15	5%	$2.04	$1.74	17%
Diluted	1.19	1.13	5%	2.00	1.71	17%

Weighted average common shares outstanding:
Basic	369.6	380.0		371.1	380.9
Diluted	376.0	386.1		377.5	387.1

In the fiscal 2014 fourth quarter some retailers accelerated sales orders of approximately $178 million in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI).  Those orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.  The impact of this shift is reflected in the consolidated statements of earnings for the six months ended December 31, 2014.

(A) As part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, it is transforming its global technology infrastructure to fundamentally change the way it delivers information technology services internally.  This initiative is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The Company anticipates this initiative will result in related restructuring and other charges of approximately $40 million to $50 million, consisting of non-cash asset write-offs, as well as employee-related and other implementation costs, which will be funded by cash from operations.  The Company expects the implementation of this initiative, and the related charges, will continue through calendar year 2016 and will generate a positive return on investment.   In connection with this initiative, during the fiscal 2016 second quarter, the Company recorded charges of $16.5 million reflecting asset write-offs, employee-related costs and contract terminations, as well as other charges of $2.0 million, primarily related to consulting and other professional services.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2015	2014	Reported Basis	Local Currency	2015	2014	Reported Basis

Results by Geographic Region
The Americas	$2,495.3	$2,316.2	8%	11%	$198.4	$178.2	11%
Europe, the Middle East & Africa	2,285.2	2,153.7	6	16	630.2	525.1	20
Asia/Pacific	1,179.0	1,205.6	(2)	5	272.5	277.5	(2)
Subtotal	5,959.5	5,675.5	5	11	1,101.1	980.8	12
Charges associated with restructuring activities	—	—			(18.5)	—
Total	$5,959.5	$5,675.5	5%	11%	$1,082.6	$980.8	10%

Results by Product Category
Skin Care	$2,341.0	$2,365.8	(1)%	4%	$498.9	$493.5	1%
Makeup	2,413.0	2,197.5	10	18	450.0	379.3	19
Fragrance	883.5	817.1	8	15	119.3	86.5	38
Hair Care	283.3	265.2	7	10	25.6	25.0	2
Other	38.7	29.9	29	42	7.3	(3.5)	100 +
Subtotal	5,959.5	5,675.5	5	11	1,101.1	980.8	12
Charges associated with restructuring activities	—	—			(18.5)	—
Total	$5,959.5	$5,675.5	5%	11%	$1,082.6	$980.8	10%

The net sales and operating income for the six months ended December 31, 2014 in the Company’s geographic regions and product categories were unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 12 that exclude the impact of the shift in orders on the Company’s net sales and operating income by geographic regions and product categories.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2015					Three Months Ended December 31, 2014
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,124.8	$—	$3,124.8	$167.9	$3,292.7	$3,044.5	$—	$3,044.5	3%	8%
Cost of sales	589.0	—	589.0			573.1	—	573.1
Gross Profit	2,535.8	—	2,535.8			2,471.4	—	2,471.4	3%
Gross Margin	81.2%		81.2%			81.2%		81.2%

Operating expenses	1,906.4	(18.5)	1,887.9			1,838.6	—	1,838.6	3%
Operating Expense Margin	61.0%		60.4%			60.4%		60.4%

Operating Income	629.4	18.5	647.9			632.8	—	632.8	2%
Operating Income Margin	20.2%		20.8%			20.8%		20.8%

Provision for income taxes	167.2	6.1	173.3			183.9	—	183.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	446.2	12.4	458.6			435.7	—	435.7	5%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.19	.03	1.22	.11	1.33	1.13	—	1.13	8%	18%

Amounts may not sum due to rounding.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created a favorable comparison between the fiscal 2016 and fiscal 2015 six months of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Charges, and Accelerated Orders Associated with the Company’s Implementation of SMI

(Unaudited; In millions, except per share data and percentages)

	Six Months Ended December 31, 2015					Six Months Ended December 31, 2014
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	SMI Adjustments	Before SMI	% Change versus Prior Year Before SMI	% Change Constant Currency
Net Sales	$5,959.5	$—	$5,959.5	$365.6	$6,325.1	$5,675.5	$178.3	$5,853.8	2%	8%
Cost of sales	1,166.2	—	1,166.2			1,109.7	35.1	1,144.8
Gross Profit	4,793.3	—	4,793.3			4,565.8	143.2	4,709.0	2%
Gross Margin	80.4%		80.4%			80.4%		80.4%

Operating expenses	3,710.7	(18.5)	3,692.2			3,585.0	16.0	3,601.0	3%
Operating Expense Margin	62.2%		61.9%			63.1%		61.5%

Operating Income	1,082.6	18.5	1,101.1			980.8	127.2	1,108.0	(1)%
Operating Income Margin	18.2%		18.5%			17.3%		18.9%

Provision for income taxes	295.5	6.1	301.6			289.5	45.3	334.8
Net Earnings Attributable to The Estée Lauder Companies Inc.	755.5	12.4	767.9			663.8	81.9	745.7	3%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.00	.03	2.03	.22	2.25	1.71	.21	1.93	6%	17%

Amounts may not sum due to rounding.

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders, net sales and operating results for the six months ended December 31, 2015, before charges, increased/(decreased) as follows:

	Six Months Ended December 31, 2014		Six Months Ended December 31, 2015
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
(Unaudited; In millions)	Net Sales	Operating Results	Reported Basis	Constant Currency	Results As Adjusted
Product Category:
Skin Care	$91	$72	(5)%	1%	(12)%
Makeup	65	41	7	14	7
Fragrance	21	14	5	12	19
Hair Care	1	—	7	10	2
Other	—	—	29	42	100 +
Total	$178	$127	2%	8%	(1)%

Geographic Region:
The Americas	$84	$53	4%	7%	(14)%
Europe, the Middle East & Africa	68	53	3	12	9
Asia/Pacific	26	21	(4)	3	(9)
Total	$178	$127	2%	8%	(1)%

Total operating income in constant currency for the six months ended December 31, 2015, before charges and the impact of the shift in orders, increased 10%.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2015	June 30 2015	December 31 2014
ASSETS
Current Assets
Cash and cash equivalents	$868.1	$1,021.4	$1,241.2
Short-term investments	546.1	503.7	130.8
Accounts receivable, net	1,410.6	1,174.5	1,399.0
Inventory and promotional merchandise, net	1,077.4	1,215.8	1,112.3
Prepaid expenses and other current assets	573.6	553.1	542.7
Total Current Assets	4,475.8	4,468.5	4,426.0

Property, Plant and Equipment, net	1,496.8	1,490.2	1,434.2
Other Assets	2,609.5	2,280.5	1,996.4
Total Assets	$8,582.1	$8,239.2	$7,856.6

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$374.4	$29.8	$68.5
Accounts payable	527.4	635.4	495.0
Other accrued liabilities	1,577.6	1,470.4	1,480.7
Total Current Liabilities	2,479.4	2,135.6	2,044.2

Noncurrent Liabilities
Long-term debt	1,607.3	1,607.5	1,320.7
Other noncurrent liabilities	879.9	841.8	662.4
Total Noncurrent Liabilities	2,487.2	2,449.3	1,983.1

Total Equity	3,615.5	3,654.3	3,829.3
Total Liabilities and Equity	$8,582.1	$8,239.2	$7,856.6

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2015	2014
Cash Flows from Operating Activities
Net earnings	$759.2	$666.9
Depreciation and amortization	201.6	198.6
Deferred income taxes	(32.0)	(32.8)
Other items	148.6	112.3
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(276.8)	(109.8)
Decrease in inventory and promotional merchandise, net	101.8	107.1
Decrease (increase) in other assets, net	(32.5)	2.9
Increase in accounts payable and other liabilities	92.4	48.5
Net cash flows provided by operating activities	$962.3	$993.7

Capital expenditures	$223.4	$187.4
Acquisition of businesses	19.3	104.2
Purchase of investments, net	401.5	499.3
Payments to acquire treasury stock	627.8	478.6
Dividends paid	201.2	168.9
Increase in short-term debt, net	346.9	49.5